Exhibit 10.1

MERCANTILE BANK CORPORATION/MERCANTILE BANK OF MICHIGAN

2019 MERCANTILE EXECUTIVE OFFICER BONUS PLAN

1.	Purpose of this Plan

This 2019 Mercantile Executive Officer Bonus Plan (this “Plan”) is designed to reflect that the directors of Mercantile Bank Corporation (the “Company”) and Mercantile Bank of Michigan (the “Bank”) believe that the Company’s shareholders are willing to share financially in operating results that exceed certain specific financial metrics.

The purpose of this Plan is to:

•	Promote the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	Encourage superior results by providing a meaningful incentive; and

•	Support teamwork among employees.

2.	Eligibility

Robert B. Kaminski, Jr., Charles E. Christmas, Raymond E. Reitsma, Robert T. Worthington and Lonna Wiersma (the “Executive Officers,” and each an “Executive Officer”) are included in this Plan. The following provisions (a) – (d) set forth circumstances where an Executive Officer will, or will not, be eligible for a bonus payout, or where an unpaid bonus award will be cancelled:

(a) Except as provided below, an Executive Officer must be an active employee as of December 31, 2019 to be eligible to receive a bonus payout.

(b) An Executive Officer that is out on medical leave as of December 31, 2019 will be eligible to receive a bonus award.

(c) An Executive Officer that is suspended with or without pay or is on final written warning as of December 31, 2019 will not be eligible to receive a bonus award.

(d) If an Executive Officer terminates his or her employment with the Bank during 2019, any unpaid bonus award for the Executive Officer is cancelled.

Notwithstanding any of the provisions (a), (b), (c) or (d) above, no such provision shall adversely affect an Executive Officer’s eligibility for, or right to receive, any bonus award, if during 2019, or during the first four months of 2020 pursuant to a notice given in 2019, the employment of the Executive Officer terminates under one or more circumstances set forth in Section 8.5 or 9 of the Employment Agreement dated as of November 29, 2018, and effective as of December 31, 2018, between such Executive Officer, the Company and the Bank, in which case, such Executive Officer is eligible for 100% of his or her bonus payout (a “Special Termination”).

3.	Bonus Pool, Performance Metrics and Bonus Awards

The maximum amount that will be allocated to the bonus pool under this Plan (the “Executive Bonus Pool”) is $615,831, provided, however, that the maximum amount will be appropriately adjusted if (a) a newly hired employee becomes a named executive officer (as defined in Item 402(a)(3) of SEC Regulations S-K) and becomes eligible to participate in this Plan, (b) an Executive Officer's base salary is adjusted during the year, or (c) an Executive Officer becomes ineligible before December 31, 2019.

Payment from the Executive Bonus Pool, if any, is based on the achievement of targets under the following 2019 Executive Bonus Metrics:

12.5%     Non-performing assets
12.5%     Commercial loan portfolio composition
12.5%     Net interest margin
12.5%     Non-interest income
12.5%     Efficiency ratio
12.5%     Return on assets
12.5%     Return on equity
12.5%     Wholesale funds

The specific targets for each metric will be established by the Compensation Committee of the Company.

Each individual target must be met or exceeded in order for the percentage associated with that metric to be credited toward payment from the Executive Bonus Pool. The accumulated percentage for each individual target attained will be applied to the Executive Bonus Pool to determine the total amount of the Executive Bonus Pool to be awarded (the “Award Amount”). For example, if the first four factors are attained and the next four factors are not attained, and if the maximum amount is allocated to the Executive Bonus Pool, the Award Amount under this Plan would be $615,831 x 50% = $307,915.50.

The Award Amount will be paid to each Executive Officer pro rata based on a uniform percentage of the Executive Officer's 2019 salary, not to exceed:

●	40% of the 2019 salary of the Chief Executive Officer;

●	35% of the 2019 salary of each of the Chief Financial Officer and the President of the Bank;

●	27.5% of the 2019 salary of the Chief Operating Officer; and

●	27.5% of the 2019 salary of the Human Resources Director.

4.	Clawback Provision

Payouts made under this Plan are subject to recovery or clawback, and an Executive Officer receiving a payout will be required to promptly return the monies (or any portion of the monies requested by the Company) in each of the following circumstances:

●

if it is determined that the Executive Officer was engaging in an activity during 2019 that would have resulted in the employee being suspended without pay, placed on final written warning or terminated on or before December 31, 2019, and no Special Termination of the Executive Officer is involved.

●

If the payout is based on materially inaccurate financial statements (which includes, but is not limited to statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria, including net income.

●

If the payout is required to be returned pursuant to a policy adopted by the Company regarding clawback in order to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any stock exchange or other rule adopted pursuant to that Act.

In the event that the Company or Bank demands recovery or clawback of any payout (or portion of any payout), and the Executive Officer who received the payout does not promptly return the payout (or demanded portion of the payout) to the Company or the Bank, the Executive Officer shall be required to pay to the Company or the Bank, immediately upon demand, all expenses, including reasonable attorneys’ fees, incurred to recover the payout (or demanded portion of the payout), unless the Executive Officer establishes in an appropriate legal proceeding that he or she had no obligation under this Section of this Plan to return the payout (or demanded portion of the payout). Executive Officers, as a condition to receiving a payout under this Plan, may be required to agree in writing to the terms of this Section.

5.	Timing of Bonus Payouts

Bonus awards that are earned under this Plan will be paid to eligible Executive Officers on or before March 15, 2020.

6.	Plan Administration

The Board of Directors of the Company and the its Compensation Committee, or if the Board of Directors of the Company so designates, another committee of the Board of Directors of the Company or the Bank (each, an "Administrator"), will each have the authority to administer and interpret this Plan, and approve or determine the amounts to be distributed under this Plan as bonus awards, in its sole discretion. Any interpretation or construction of this Plan or approval or determination of bonus awards by an Administrator will be final and binding on the Company, the Bank and their respective subsidiaries, all employees and past employees of any of them, their heirs, successors and assigns. No member of the Board of Directors of the Bank or the Company, or any of their affiliates, or any committee of the Board of Directors of the Bank, the Company, or any affiliate, will be liable for any action or determination made in good faith regarding this Plan or any bonus award.

7.	No Right to Employment

This Plan does not give any Executive Officer any right to continued employment, or limit in any way the right of the Bank or any affiliated company to terminate his employment at any time.

8.	Withholding of Taxes

The Bank and any affiliated company will have the right to deduct from any payment to be made pursuant to this Plan any Federal, state or local taxes required by law to be withheld. It is contemplated that substantially all payments that are made under this Plan will be made by the Bank or one of its subsidiaries, and not by the Company.

9.	Amendment of this Plan

This Plan may be amended from time to time by the Compensation Committee of the Company, without the consent of any Executive Officer or past Executive Officer, (a) to the extent required to comply with applicable law; (b) to make reasonable adjustments for any acquisition or sale of a business or branch, merger, reorganization, or restructuring, change in accounting principles or their application, or special charges or extraordinary items, that materially affect the Company or any of its consolidated subsidiaries; (c) to make any changes that do not materially and adversely affect the bonus award payable to any eligible employee; (d) to expand the Executive Officers or other employees who are eligible to receive a bonus from the amounts available for bonuses under this Plan; or (e) to make any other changes that the Compensation Committee of the Company, in its sole discretion, deems appropriate, even if such changes materially and adversely affect, or eliminate, the bonus award payable to any Executive Officer or past Executive Officer; provided that, after a Special Termination or notice that will result in a Special Termination, no amendment made under provision (d) or (e) of this paragraph above shall adversely affect an Executive Officer’s rights under this Plan.

10.	Governing Law

The validity, construction and interpretation of this Plan will be determined in accordance with the laws of the State of Michigan.

11.	Effective Date

This Plan was approved by the Boards of Directors of the Company and the Bank on May 23, 2019, and is effective as of January 1, 2019.